Exhibit 2(n)(i)

                                     DECHERT
                              1775 Eye Street, N.W.
                              Washington, DC 20006

                                 April 30, 2001

Pilgrim Prime Rate Trust
7337 E. Doubletree Ranch Road
Scottsdale, Arizona  85258

     Re: Pilgrim Prime Rate Trust
         (SEC File Nos. 333-68239 and 811-5410)

Dear Sirs:

     We hereby consent to the incorporation by reference to our opinion as an exhibit to Post-Effective Amendment No. 4 to the above-referenced Registration Statement of Pilgrim Prime Rate Trust, and to all references to our firm therein. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

                                Very truly yours,


                                /s/ Dechert